Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is effective as of the Effective Date (as defined in Section 8.12), for services rendered beginning April 1, 2017 and not to exceed May 15, 2017, and is made by and between RetailMeNot, Inc. (“Company”), having a principal place of business at 301 Congress Avenue, Suite 700, Austin, Texas 78701, and Michael Magaro (“Contractor”), an individual.

1. Retention of Services. Company hereby retains Contractor to perform certain investor relations and corporate development consulting services starting April 1, 2017, as may be reasonably requested by the Company’s Chief Executive Officer.

2. Compensation.

2.1 Fee. Company will pay Contractor a one-time fee for services in a lump sum payment of $96,666.00 (the “Fee”) within five days of April 1, 2017.

2.2 Expenses. Company shall reimburse Contractor for reasonable expenses incurred in connection with Contractor’s performance of services under this Agreement, provided that the expenses are approved in advance by the Chief Executive Officer of the Company and Contractor promptly provides documentation satisfactory to Company to support Contractor’s request for reimbursement. Mileage reimbursement for travel by automobile shall be at the applicable legal rate established by the Internal Revenue Service.

3. Independent Contractor Relationship. Contractor’s relationship with Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Contractor will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave. Contractor will not be authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by the Chief Executive Officer of Company. Contractor will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority. In addition, Contractor will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. No part of Contractor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by filing a Form 1099-MISC with the Internal Revenue Service as required by law. Contractor has completed and delivered to Company the Form W-9 attached hereto as Exhibit A.

3.1 Method of Performing Services; Results. In accordance with Company’s objectives, Contractor will determine the method, details and means of performing the services required by this Agreement. Company shall have no right to, and shall not, control the manner or determine the method of performing Contractor’s services. Contractor shall provide the services for which Contractor is engaged to the reasonable satisfaction of Company.

3.2 Workplace, Hours and Instrumentalities. Contractor may perform the services required by this Agreement at any place or location and at such times as Contractor shall determine. Contractor agrees to provide all tools and instrumentalities, if any, required to perform the services under this Agreement.

4. Intellectual Property Rights.

4.1 Disclosure and Assignment of Innovations.

(a) Innovations; Company Innovations. “Innovations” includes processes, machines, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Company Innovations” are Innovations that Contractor, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes within the scope of Contractor’s work for Company under this Agreement.

(b) Disclosure and Ownership of Company Innovations. Contractor agrees to make and maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company. Contractor agrees to promptly disclose to Company every Company Innovation. Contractor hereby does and will assign to Company, or Company’s designee, Contractor’s entire worldwide right, title and interest in and to all Company Innovations and all associated records and intellectual property rights. Furthermore, Contractor shall continue to be governed by the Proprietary Information and Inventions Agreement dated November 29, 2016 by and between the Company and the Contractor (the “PIIA”), which Contractor signed in connection with his employment at Company, shall continue in full force and effect.

(c) Assistance. Contractor agrees to execute upon Company’s request a signed transfer of Company Innovations to Company in the form included with this Agreement for each of the Company Innovations, including, but not limited to, computer programs, notes, sketches, drawings and reports. Contractor agrees to assist Company in any reasonable manner to obtain, perfect and enforce, for Company’s benefit, Company’s rights, title and interest in any and all countries, in and to all patents, copyrights, moral rights, mask works, trade secrets, and other property rights in each of the Company Innovations. Contractor agrees to execute, when requested, for each of the Company Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, or continuing patent applications thereof), (i) patent, copyright, mask work or similar applications related to such Company Innovation, (ii) documentation (including without limitation assignments) to permit Company to obtain, perfect and enforce Company’s right, title and interest in and to such Company Innovation, and (iii) any other lawful documents deemed necessary by Company to carry out the purpose of this Agreement. If called upon to render assistance under this paragraph, Contractor will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of Company. In the event that Company is unable for any reason to secure Contractor’s signature to any document Contractor is required to execute under this Paragraph 4.1(c) (“Assistance”), Contractor hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Contractor’s agents and attorneys-in-fact to act for and in Contractor’s behalf and instead of Contractor, to execute such document with the same legal force and effect as if executed by Contractor.

(d) Out-of-Scope Innovations. If Contractor incorporates any Innovations relating in any way to Company’s business or demonstrably anticipated research or development or business which were conceived, reduced to practice, created, derived, developed or made by Contractor either outside of the scope of Contractor’s work for Company under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the Company Innovations, Contractor hereby grants to Company or Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Out-of-Scope Innovations which Contractor incorporates, or permits to be incorporated, in any Company Innovations. Contractor agrees that Contractor will not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any of the Company Innovations without Company’s prior written consent.

4.2 Confidential Information.

(a) Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, Company’s suppliers and customers, and includes, without limitation, Company Innovations, Company Property (defined below), and Company’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

(b) Nondisclosure and Nonuse Obligations. Except as permitted in this paragraph, Contractor shall neither use nor disclose the Confidential Information. Contractor may use the Confidential Information solely to perform services for the benefit of Company. Contractor agrees that Contractor shall treat all Confidential Information of Company with the same degree of care as Contractor accords to Contractor’s own Confidential Information, but in no case less than reasonable care. If Contractor is not an individual, Contractor agrees that Contractor shall disclose Confidential Information only to those of Contractor’s employees who need to know such information, and Contractor certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to Contractor under this Agreement. Contractor agrees not to communicate any information to Company in violation of the proprietary rights of any third party. Contractor will immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information and agrees to assist Company in remedying any such unauthorized use or disclosure of the Confidential Information.

(c) Exclusions from Nondisclosure and Nonuse Obligations. Contractor’s obligations under Paragraph 4.2(b) (“Nondisclosure and Nonuse Obligations”) with respect to any portion of the Confidential Information shall not apply to any such portion which Contractor can demonstrate: (a) was in the public domain at or subsequent to the time such portion was communicated to Contractor by Company through no fault of Contractor; (b) was rightfully in Contractor’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Contractor by Company; or (c) was developed by employees of Contractor independently of and without reference to any information communicated to Contractor by Company. A disclosure of Confidential Information by Contractor, either: (a) in response to a valid order by a court or other governmental body; (b) otherwise required by law; or (c) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Contractor shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

4.3 Ownership and Return of Company Property. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, all other tangible media of expression), equipment, documents, data, and other property furnished to Contractor by Company, whether delivered to Contractor by Company or made by Contractor in the performance of services under this Agreement (collectively, the “Company Property”) are the sole and exclusive property of Company or Company’s suppliers or customers, and Contractor hereby does and will assign to Company all rights, title and interest Contractor may have or acquire in the Company Property. Contractor agrees to keep all Company Property at Contractor’s premises unless otherwise permitted in writing by Company. At the end of this Agreement, or at Company’s request, and no later than five (5) days after the end of this Agreement or Company’s request, Contractor shall destroy or deliver to Company, at Company’s option: (a) all Company Property; (b) all tangible media of expression in Contractor’s possession or control which incorporate or in which are fixed any Confidential Information; and (c) written certification of Contractor’s compliance with Contractor’s obligations under this subparagraph.

4.4 Observance of Company Rules. At all times while on Company’s premises, Contractor will observe Company’s rules and regulations with respect to conduct, health and safety and protection of persons and property.

5. Release. The parties agree to the provisions set forth on Exhibit B, which are incorporated herein.

6. Term and Termination.

6.1 Term. This Agreement is effective as of the Effective Date set forth above, with a service period beginning on April 1, 2017 and will continue until May 15, 2017 or until terminated in accordance with subparagraphs 6.2 or 6.3 below.

6.2 Termination by Company. Subject to Section 8.12, Company may terminate this Agreement at any time, with or without cause, with termination effective immediately upon Company’s delivery to Contractor of written notice of termination; provided, however, such termination shall not entitle Company to any reduction of the fees set forth in Section 2.1. Furthermore, in the event of a Change in Control (defined below), (a) this Agreement will automatically terminate, and (b) the Company shall immediately pay Contractor the Fee if, and only if, such Fee remains outstanding at such time. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of an acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then-outstanding shares of common stock of the Company.

6.3 Termination by Contractor. Contractor may terminate this Agreement for Company’s material breach of this Agreement if Company has not cured the breach within thirty (30) days of receiving written notice from Contractor.

6.4 Duties Upon Termination. Upon termination of this Agreement for any reason, Contractor agrees to cease all work on behalf of Company and promptly deliver the results to Company. Company shall promptly pay Contractor all fees and approved expenses incurred by Contractor to the date of termination.

7. No Solicitation of Employees. During this Agreement, and for a period of one (1) year immediately following this Agreement’s termination or expiration, Contractor agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Company.

8. General Provisions.

8.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Contractor may not assign its rights, subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent.

8.2 Contractor Indemnification. Contractor shall be liable for, and agrees to pay, any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages and reasonable attorneys’ fees arising out of Contractor’s services rendered hereunder. Further, Contractor shall indemnify and hold Company harmless from and against any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages for injury to or death of persons, including, but not limited to, Contractor’s employees, if any, and customers and employees of Company, and damages or destruction to property, including, but not limited to, property of Company, resulting, in any manner, from Contractor’s performance of services hereunder.

8.3 Survival. The definitions contained in this Agreement and the rights and obligations contained in Paragraphs 4 (“Intellectual Property Rights”), 7 (“No Solicitation of Employees”) and 8 (“General Provisions”) will survive any termination or expiration of this Agreement.

8.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.

8.5 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Texas, as such laws are applied to agreements entered into and to be performed entirely within Texas between Texas residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Austin, Texas, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Texas, such personal jurisdiction shall be nonexclusive.

8.6 Agreement to Arbitrate. Contractor and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the independent contractor relationship between Contractor and Company, and any disputes upon termination of the independent contractor relationship, including claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. The arbitration will be conducted in Travis County, Texas, by a single neutral arbitrator and in accordance with the American Arbitration Association’s (“AAA”) then current rules for resolution of commercial disputes. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Texas, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek preliminary, injunctive, or declaratory relief in a court of law.

8.7 Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

8.8 Waiver; Amendment; Modification. No term or provision hereof will be considered waived by Company, and no breach excused by Company, unless such waiver or consent is in writing signed by Company. The waiver by Company of, or consent by Company to, a breach of any provision of this Agreement by Contractor, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Contractor. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

8.9 Injunctive Relief for Breach. Contractor’s obligations under this Agreement are of a unique character that gives them particular value. Contractor’s breach of any of such obligations will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law. Accordingly, in the event of such breach, the parties agree that Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

8.10 Non-Disparagement. Contractor agrees to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to Company.

8.11 Entire Agreement. This Agreement and the PIIA, which he previously signed in connection with his employment at Company, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement and the PIIA will govern all services undertaken by Contractor for Company.

8.12 Revocation/Effective Date. Because this Agreement contains a release of claims set forth in Exhibit B, this Agreement shall not become effective or enforceable until the eighth day after Contractor signs this Agreement. In other words, Contractor may revoke Contractor’s acceptance of this Agreement within seven (7) days after the date Contractor signs it. Contractor’s revocation must be in writing and received by the Company’s Chief Legal Officer, address: 301 Congress Avenue, Suite 700, Austin, TX 78701, e-mail: legal@rmn.com within seven days after the date Contractor signs it in order to be effective. If Contractor does not revoke acceptance within the seven (7) day period, Contractor’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”).

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.

RETAILMENOT, INC.		MICHAEL MAGARO

/s/ G. Cotter Cunningham		/s/ Michael Magaro

G. Cotter Cunningham
CEO and President

Date:	Feb-28-2017	Date:	Feb-28-2017